Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital to Speak at Sandler O’Neill’s Insurance Equity Conference

Philadelphia, PA, September 17, 2002 – PMA Capital Corporation (NASDAQ:PMACA) today announced that John W. Smithson, President and Chief Executive Officer, will make a presentation at Sandler O’Neill’s Insurance Equity Conference. PMA Capital’s presentation at the conference, which is being held in New York City, will take place on Tuesday, September 24, 2002 from approximately 3:30 p.m. to 4:10 p.m. Eastern time.

Investors, analysts and the general public are invited to listen to a live webcast of this presentation free of charge over the Internet. The live audio webcast of Mr. Smithson’s presentation can be accessed at www.pmacapital.com. Enter through the Investor Information page, clicking on News Releases to find this announcement and then clicking on the microphone icon next to this release. An archive of the presentation will be available for approximately two weeks via our website. Interested parties may also access the presentation by dialing 1.800.239.8730.

During the conference, Mr. Smithson will discuss the environment for specialty commercial lines property and casualty companies, including an overview of PMA Capital’s operations and the company’s long-term strategy, as well as comment on the current market for the Company’s specialty insurance and reinsurance products. In addition, the Company expects to confirm the earnings expectations for full year 2002 previously provided in its second quarter 2002 earnings release and Form 10-Q, both of which are on file with the Securities and Exchange Commission (“SEC”).

Anyone listening to PMA Capital’s presentation will be presumed to have read PMA Capital’s Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the six months ended June 30, 2002, including the discussion under the caption “Cautionary Statements.”

Certain statements made during PMA Capital’s presentation may constitute forward-looking statements for purposes of safe harbor provisions under The Private Securities Litigation and Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed in the Company’s earnings releases and periodic filings with the SEC.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information about PMA Capital and its specialty insurance businesses, please contact Investor Relations at 215.665.5046 or visit us at www.pmacapital.com.